EXHIBIT 99.2
To Form 8-K dated October 29, 2009

Seacoast Banking Corporation of Florida
Third Quarter 2009 Earnings Conference Call
October 30, 2009
10:00 AM Eastern Time

Operator:
Good morning, ladies and gentlemen, and welcome to the
Seacoast’s Third Quarter Earnings Conference Call. At
this time, all participants are in a listen-only mode.
Later, we will conduct a question-and-answer session.
Please note that this conference is being recorded.

I will now turn the call over to Mr. Dennis S. Hudson. Mr. Hudson, you may begin.
Dennis S. Hudson II:
Thank you very much, and welcome to Seacoast’s Third
Quarter 2009 Conference Call. Before we begin, I’ll
direct your attention to the statement at the end of our
press release regarding forward statements. During the
call, we are going to be discussing issues that
constitute a forward-looking statement within the
meaning of the Securities and Exchange Act and
accordingly our comments are intended to be covered
within the meaning of Section 27A of the Act.

With me today is Jean Strickland, our Bank President and Company COO; as well as Russ Holland, our Chief Banking Officer; and Bill Hahl, our Chief Financial Officer.

We reported a loss this quarter totaling $40.8 million,
or a $1.21 per share, including our preferred dividend
and accretion applicable to our common shareholders.
The loss resulted from higher loan charge-offs, loan
sales during the quarter, and a reserve build; while
core earnings, the net interest margin and deposit
growth, all showed signs of nice improvement. While we
remain disappointed with our results for the quarter
given the loss we posted, we also made significant
progress on a number of objectives that will ultimately
lead us back to both improvements in the level of
problem assets and positive earnings. We believe we are
now at or very close to an inflection point or peaking
in the level of problem assets and in the level of loan
charge-offs.

As you know, we have been relentlessly focused on
bringing down our credit risk profile over the past two
years, and this quarter we achieved a milestone by
essentially completing our goal to eliminate our
residential construction and development exposure. This
has been the source of our worst loan experience over
the past two years. We cut this portfolio in half this
past quarter; and at this point, the category has been
reduced to around 3% of loans and the balance is being
carried at an anticipated liquidation value. Losses and
non-performers coming out of this portfolio were down
significantly, as we said would happen last quarter.
Losses coming out of this portfolio are now expected to
be quite modest, and the level of nonperforming loans
will continue to fall as we move forward from here.

We have been pursuing a targeted liquidation plan for
some time now, and we have moved this quarter ahead of
our liquidation schedule for the first time in this
cycle. Moreover, we have positioned things to now
achieve even more rapid progress we think in the next
quarter. At the end of this quarter, our overall
construction and development loan exposure fell below
the 100% of regulatory capital threshold; and our total
commercial real estate exposure, including construction
and development loans, fell below the 300% of regulatory
capital threshold. This means we are no longer
considered under regulatory guidance to have high
concentrations in commercial real estate.
Unfortunately, we do have a high level of nonperforming
assets, however, and so we are not suggesting that we
now present a profile of low credit risk. But what I am
suggesting is that we have moved significantly to reduce
concentrations, and we have moved far deeper into the
recognition of our problems than many have, and this is
the key in the current environment to making progress in
the future.

For over a year now, we have maintained a very intensive
focus on our commercial real estate portfolio given the
general stress we have seen in our markets. Our team
continuously reviews these credits to ensure that at all
times we have properly recognized risk levels. We
performed continuous reviews using current financial
information; and at the end of this quarter, our
internal data would suggest all but a very small number
of these reviews are up-to-date. So we are very current
in our understanding of our CRE portfolio. We also this
quarter, following our capital raise, took a deeper look
at our internally classified CRE loans and tested cash
flows against our current outlook, the borrowers’
current condition and borrower financial trends, and
moved a number of performing credits to a nonperforming
status. These represent borrowers that we believe will
begin to exhibit deterioration as we move into the final
stages of this downturn. You can see this in our
detailed table that reviews overall nonperforming loans
that is contained in our press release.

Total nonperforming loans grew around $27 million over
the prior quarter, and this included a $30 million
reduction in residential construction non-performers.
The largest growth came from the CRE category, which
grew $33 million, and the commercial construction and
development category, which grew by $19 million. We
also charged down a number of loans in this portfolio
and anticipate that many of these loans will either be
restructured as troubled debt restructures in the next
quarter or two or considered for sale in the next few
quarters. Taking this action has positioned us to more
aggressively pursue both loss mitigation and loan sales
strategies which, together with the improvements in our
residential acquisition and development portfolio, will
begin to move the ball back in the other direction, as I
stated earlier in my comments.

Now I’m going to turn the call over to Bill for a few more comments on the quarter. Bill.
William R. Hahl:	Thanks, Denny. I’ll be referring to a couple of slides that we posted out on our website this morning.

Much like last quarter, there’s more to our earnings
story than the reported loss, and there are some reasons
to be encouraged by the core business trends that have
recently emerged and the prospect of an improving
economy. Specifically, the expanded net interest margin
and lower core operating expenses give us reasons to be
tentatively optimistic about the direction that the
operating environment is headed and what it might mean
for our future pre-tax pre-provision earnings. As is
typical in a recession, overall revenue has remained
soft with relatively stable net interest income, but
lower noninterest income. Net interest income was up
modestly the last several quarters as net interest
margin expanded due to an increase in core deposits, as
well as an improved mix that enabled the reduction of
higher cost sources of funding. Disciplined expense
management was also evident across controllable
operating expenses again this quarter as we remained
focused on continually uncovering efficiency improvement
opportunities. However, expenses related to other real
estate, FDIC insurance, and credit and collection costs
have remained high. I believe we are doing a good job
here controlling what we can control and taking
advantage of opportunities that are out there, even in
this current environment.

Now turning to Slide 6, noninterest expenses:

Noninterest expenses which are controllable have
declined by 11.1% when compared to the third quarter
last year and by 1.4% compared to last quarter. On this
slide, we have adjusted out some one-time items and
credit costs that will decline as the level of
nonperforming assets decrease and the economy improves
as expected over the next several quarters. Now what we
want you to understand is that sequential controllable
expenses are declining, but are being impacted by some
one-time items and higher credit costs. Overall, core
expense management continues to be strong as we move
through this period of time.

Turning to Slide 4, I’d like to take a moment to review
our capital position. Slide 4 illustrates our improved
capital position as a result of the successful common
stock offering in the third quarter. We maintain a
solid capital level with an estimated Tier 1 capital
ratio of 14.9% at quarter-end. Tangible common equity
increased from 4.66% last quarter to 6.14%, and the
total risk-based capital ratio increased from 13.4% to
16.2%. An additional $13.5 million of equity will be
added in the fourth quarter and will help maintain these
solid capital ratios at year-end.

Moving on to deposits: The pace of growth of deposits,
excluding brokered CDs, increased nicely during the
quarter. This is normally a seasonally weak quarter for
deposit growth. Please note that like last quarter,
this quarter’s growth continued in core customer
accounts with improved market share and services per
household. In addition, we continue to manage our CD
pricing carefully due to our strong liquidity position.

Now I’ll take a minute to cover the margin on Slide 7.
The margin expanded again this quarter, increasing by a
better than expected 9 basis points to 3.74%. Lower
deposit pricing and improved funding mix drove the
expansion, with increased core deposits facilitating a
reduction in the higher cost broker deposits. While we
are expecting margin expansion, we were pleasantly
surprised by the level. During the quarter, we began
shifting some of our CD product offerings to longer
maturities as a hedge against future interest rates
increases. Interest rates are forecasted to begin to
rise when the Fed removes liquidity and other measures
now utilized to jumpstart our economy.

Our view of the margin risks and opportunities in the fourth quarter is largely unchanged from last quarter. Loan and deposit pricing will provide the primary opportunities for any margin expansion. The primary risks include the possibility that loan balances will continue to decline and nonperforming loan growth will be greater than expected. In addition, seasonal funding growth, both deposits and repurchase agreements, are likely to be invested at low spreads, improving net interest income, but lowering the margin. Netting the pluses and minuses, our guidance on future net interest margin is also largely unchanged from last quarter. We believe the margin will remain relatively stable in the short run with modest additional expansion possible. I really do want to emphasize the words “relatively stable” and “modest” in the fourth quarter outlook as the risk and opportunity appear to be balanced at this time.

Let’s move on to noninterest income. Performance in most noninterest income categories was acceptable given the normal seasonal weakness versus the second quarter. However, overall noninterest income continues to be soft in investment related areas such as trust income and retail brokerage services. Service charges on deposit accounts had nice linked quarter growth of 10.9%, as a result of over a year of improved core deposit customer relationship growth, the increased services per household and better account retention results. In a recent market share report as of June 30, 2009, in the Company’s Treasure Coast market, it was reported that the Company is now in second position in that very important market where 74% of the Company’s overall total deposits are maintained.

In summary, capital and liquidity positions are strong and have improved, net interest margin expanded, deposit growth improved and mix was further enhanced, and deposit fee areas increased nicely. These are the components of our results for the quarter, which gives us encouragement as we move into the fourth quarter and into 2010.

Now with that, I will turn the call back to Denny.

Dennis S. Hudson II:
Thanks, Bill. Bill didn’t mention anything about our
deferred tax asset, and I think I’ll make a comment on
that. You can see that during the quarter we did not
book a tax benefit. Importantly, we also did not
recapture an expense for any prior period of tax
benefits either. So we have been very careful, and we
have been conservatively managing our DTA and, in an
abundance of caution, have not placed any reliance on
our forecasted future taxable earnings projections. We
have done this for fear that doing so could create
surprises if our projections are later challenged—and
you have seen some of those surprises this quarter with
a number of other issuers in the Southeast. We
anticipate we will, however, begin to place greater
reliance on our forward earnings estimates as we begin
to see improvements in our credit trends, which could
result in a recovery of our DTA valuation allowance and
a realization of future tax benefits.

Turning to local economic conditions, the real estate
housing market, or residential housing market, continues
to show signs of stabilization here in South Florida.
Inventory for existing homes continues to decline in
most of our markets and currently stands at a seven to
eight-month supply level, down from as high as 30 months
at the peak. The inventory of new homes has come down
to an almost negligible level at this point.
Foreclosures continue to be a problem, but trends have
stopped growing and will simply maintain or remain at a
high level, I think, for a while. But affordability has
returned, as we said last quarter, due to lower home
prices, and the foreclosures are being absorbed much
better than I would have imagined. Unemployment remains
high throughout our markets and has increased over the
last several quarters; although, the rate of growth is
now slowing.

So as I said last quarter, it’s clear to me that the
residential asset
values are beginning to stabilize. We continue
to get reports of real buyer competition for selective
properties, which is encouraging. We do however face
the broader effects of the severe recession, including
the high unemployment rate, and this will continue to
pose a challenge for us and everybody in the State as we
conclude 2009.

As we said in our last call, our focus for the year was
going to be growing our core deposit franchise—which we
have done—and growing our residential mortgage lending
production in response to the favorable rate
environment—which we have done. We have seen tremendous
progress this quarter in both of these areas and this,
combined with the expense reductions that Bill spoke of,
continue to help us build core earnings momentum as it
has all year and which will be important as we continue
to work through our remaining credit issues,
particularly in the next quarter.

Now we would be happy to pause and take a few questions.
Operator:
We will now begin the question-and-answer session. If
you have a question, please press star then one on your
touchtone phone. If you wish to be removed from the
queue, please press the pound sign or the hash key. If
you’re using a speakerphone, you may need to pick up the
handset first before pressing the numbers. Once again,
if there are any questions, press star then one on your
touchtone phone.

And our first question comes from Joe Fenech from Sandler O’Neill. Please go ahead.
Joe Fenech:	Good morning, guys.
Dennis S. Hudson II:	Hey, Joe.
Joe Fenech:	Hey, Denny, just to clarify on the DTA in terms of what is the total DTA, and then what is the total allowance that you’ve established against that?
William R. Hahl:	The total is around $22 million, and we have a $5 million... Let me back up. As of the end of the second quarter, we had a net DTA of $17 million, $22 million gross...
Dennis S. Hudson II:	$5 million allowance.
William R. Hahl:	....$5 million valuation allowance. We added about $15.7 [million] to both numbers in the quarter.
Joe Fenech:	Okay. And so thinking about the tax line going forward here, is it fair to say that you are not going to be seeing a tax benefit?
William R. Hahl:
Well, as Denny mentioned, we do have forecasts of future
taxable earnings. We are waiting to be more comfortable
about those earnings estimates and projections, so we
are being more conservative right now in terms of not
placing any reliance on those forecasts of future
earnings. But as our provisioning begins to be more
predictable, as we believe we will emerge after this
quarter, we will see future tax benefits being recorded.
And of course, once we can identify the—or rely on that
and we have sufficient reliance—the $15.7 million that
we added to the valuation allowance would also...

Dennis S. Hudson II:	Reverse.
William R. Hahl:	...reverse out.
Dennis S. Hudson II:	So the valuation allowance, the DTA is $37.7 million and the valuation allowance against it at the end of the quarter was $20.7 [million], so it stayed stable at $17 [million], at a net 17 [million].
Joe Fenech:
Okay. And then, Denny, can you comment at all as to
whether the regulators, as a part of your formal
agreement, had imposed any type of deadline for you to
get below the concentration thresholds for commercial
real estate and construction; or would it be fair to say
that the decision to really try and get below the
thresholds this quarter was entirely yours, and more a
function of just you got the capital in the door and you
are deciding on your own to really take a good whack at
some of these problem assets?

Dennis S. Hudson II:
The latter. They’ve had no... The agreement simply states
that though shall try to have appropriate controls
around concentration. It has no targets or anything like
that; so it was entirely our thought that we have been
on this tear to bring down our concentrations, and in
particular in the residential development area. And you
are right, we strengthened our capital significantly
this quarter, and we moved forward aggressively. Jean?

O.	Jean Strickland: The thresholds are guidance, not mandates.

Dennis S. Hudson II:
Yeah, and they are not mandates; it’s just a guidance. I just thought it was a key accomplishment this quarter to have, in the middle of a pretty severe recession, actually brought those numbers down to a level below those thresholds expressed in the ‘05/06 guidance.

Joe Fenech:
Okay. And then two more here. Denny, you said in the release that you expect charge-offs to moderate in the fourth quarter and then more so going forward after that. You had the big spike this quarter: 10% from just under 4% in the second quarter. I know it might be difficult to say for sure, but would you say that we should look for a number in the fourth quarter closer to the 10% or closer to the 4%? In other words, do you get back to that 4% range, or might have even a number lower than that from what you can see now? Any kind of range you can give us would be helpful there.

Dennis S. Hudson II:	If you put a gun to my head because we’re... that’s really getting speculative, but I would say it’s, worse case, going to be in the...
Joe Fenech:	In the middle of that range (inaudible).
Dennis S. Hudson II:
...middle of that range. In best case, a little below the low end of the range, so it’s... We’ll have undoubtedly... The reason I say that is we may have more liquidation; that’s kind of what we are pursuing right now... To be frank, some of the final liquidation we see out there—and we did a lot of it this quarter—and we’ll do a little more next quarter. We, at that point, have made substantially all the progress we set out to make; I guess it’s fair to say. We have had a plan in place—to some degree it has been an evolving plan over the past two years—and it’s overriding objective was to recognize the severe conditions in our markets that we saw coming. Unfortunately, we didn’t see it two years prior to that. But once we recognized it, we got onboard and developed a plan to bring down these exposures. And for the first time in this cycle, we are now ahead of that plan—and actually fairly substantially ahead of that plan—and we have made tremendous progress and have completed that work, I think, in the next quarter.

Joe Fenech:
Okay. So it would be fair to say, when thinking about provisioning levels—again I know this is speculative, but since do you feel like you are at the tail end—that the provisioning level should more closely match charge-offs, rather than us seeing more significant reserve build ahead?

Dennis S. Hudson II:	That’s hard to say as we move forward, but that would be our objective, yes.
Joe Fenech:	Okay. And then last question... I’m sorry, do you have something else?
Dennis S. Hudson II:
And just to be clear, as we said in the release, we anticipate the provisioning will be down substantially in the quarter, but we will have some provisioning, and then we believe it’ll start to really begin to moderate as we approach 2010.

Joe Fenech:	Okay. And then last...
Dennis S. Hudson II:	This is more of a goal as opposed to a prediction, but our goal is to position ourselves to operate in a much more comfortable position, let’s say, in 2010.
Joe Fenech:
Okay, I appreciate the color on that. And then just lastly, Denny, we saw the 8-K the other day, which seemed to cement the transaction with CapGen. Are we right to assume that transaction is now completely behind you and that you have the $14 million or so in additional capital?

Dennis S. Hudson II:
We have not closed yet, Joe, but we filed a definitive agreement—the stock purchase agreement as you saw in the 8-K—and we are awaiting final Fed approval, which is required for that investment—not of us, it is Fed approval of the private equity firm of CapGen. We anticipate that to occur monetarily, and anticipate that closing during the fourth quarter, yes.

Joe Fenech:	Thank you, guys.
Operator:	Our next question comes from Christopher Marinak from FIG Partners, please go ahead.
Christopher Marinak:	Hey, it’s Chris Marinak at FIG Partners. How are you, Denny?
Dennis S. Hudson II:	Hey, Chris.
Christopher Marinak:
Wanted to ask about the difference between your non-performers, including the restructured credits, at the end of September and what your classified loans look like. I mean just for directionally, would there be a smaller gap now between classifieds and non-performers given some of your judgments this quarter?

Dennis S. Hudson II:
No question. In fact, it’s a fairly substantial closure of that gap. We are in the later stages of that whole migration thing. Chris, I don’t know, I guess it’s somewhat dangerous what we said this quarter, but this is the first time in the cycle we have begun to talk about this, about the migration beginning to reach that inflection point. We think we were very aggressive this quarter in an effort to be able to demonstrate that as we go forward, so we will see. But again, not something I have said yet until now.

Christopher Marinak:	So, Denny, is there a way to dissect the quarter in terms of inflows and outflows on the nonaccrual side, even if—particularly if we were going to exclude some of the CRE credits that you mentioned?
Dennis S. Hudson II:
Well, I guess to give you color on that, we had significant inflow this quarter into NPAs, but it was not significant inflow into cited and classified, and we have been seeing some stability there, but we did see significant inflow into the NPAs. And the other news headline associated with that is that a lot of that inflow came in the CRE area, as you can see, and it was offset by outflows, pretty substantial outflows, in the residential construction development area. So the good news is we have essentially completed the liquidation work on the residential side, and the bad news is we had these inflows on the CRE. What we are trying to say is that these are not... that these were largely...I will say a good chunk of the inflow, and particularly for the CREs—if not 75% of them—are performing loans, but they are performing loans that we have concerns about, and we are actively engaged with various borrowers and discussing various options with them.
The good news about this asset class is that in every case there are cash flows that are there—so it is a very, very different animal than what we have lived through over the last two years. and we are working with borrowers to achieve troubled debt structures and that sort of thing.

For two quarters, Chris, we have been saying we are going to see an increase in trouble debt structures; and I would predict we will see a more substantial increase in trouble debt restructures next quarter as a result of work that we have ongoing right now. We are also, as an alternative, looking—and we don’t have any loans held for sale in this category at this point, so we are not that far along—but we have some work underway in terms of loan sales; and we are competing TDR direction against loan sales in some cases to determine what we think is the best outcome for us. That is going to all get concluded, a chunk of it anyway, probably in the coming quarter and perhaps a small amount of it in the following quarter. When you look at that, and you look at the cited and classified and you look at the trends, our conclusion is that we think there is a good chance we are probably at the high watermark for this cycle.

Christopher Marinak:	Great, Denny. Just one quick question for Bill.	Bill, on the other expenses controllable on the slides, the
credits costs, the 964 and 886 last quarter, are those all maintenance-related costs, or do some of those include some write-downs and losses in there?
William R. Hahl:	Mostly legal and taxes, delinquent taxes, that type of thing, and then some management expenses. We have a few properties, OREO properties. But most of it is delinquent taxes and legal costs.
Christopher Marinak:	Okay, very good. Thank you very much, guys.
Dennis S. Hudson II:	Thank you, Chris.
Operator:	Our next question comes from Mac Hodgson from SunTrust Robinson. Please go ahead.
Mac Hodgson:	Hey, good morning.
Dennis S. Hudson II:	Good morning.
Mac Hodgson:	What was the total amount of loan sales in the quarter?
Dennis S. Hudson II:	It was not a huge number. It was...
William R. Hahl:	20.
Dennis S. Hudson II:	...$20-25 million, something like that.
Mac Hodgson:	And what were the charge-offs related to that?
Dennis S. Hudson II:	Well, they were pretty big this quarter, because there was some nasty stuff that we sold. It was... 17.
William R. Hahl:	No, a little less than that...
Dennis S. Hudson II:	15.
William R. Hahl:	...like 13.
Dennis S. Hudson II:	13 to 15 of that was included in charge-offs.
Mac Hodgson:	Okay, so $25 billion was the book balance before the charge-offs?
Dennis S. Hudson II:	You got it, yep. And these were assets that we were pursuing workouts on, and we just ultimately concluded we were going to blow them out of there.
Mac Hodgson:	And I guess they were all residential land development construction?
Dennis S. Hudson II:	Yeah, they were. Yeah, pretty much.
Mac Hodgson:
And then on the commercial real estate review that you all did, can you give any more color in just which property types you saw a weakness and what were the types of weaknesses that you saw; and then how you plan to restructure around that?

Dennis S. Hudson II:
Sure. Well first of all, we didn’t conduct a new review of CRE. We have been intensely... First of all, we always review the entire portfolio and so forth, but we have been intensely reviewing the CRE portfolio for well over a year, and are very concerned about the latent effects of the real estate crash that has occurred in Florida and how that would ultimately affect our CRE exposures and the like. We were particularly concerned about our commercial construction exposures, for example, and so we have been spending considerable effort over the past 12 to 18 months on that entire portfolio. We saw this quarter and last quarter, but particularly this quarter, that the end migration of internally identified problems or potential problems began to moderate; and so at the end of this quarter, we reoriented our attack on that portfolio and determined that we wanted to more aggressively pursue liquidation and pursue troubled debt restructures. In particular, we wanted to proactively reach out and identify the number of larger...generally the larger credits in the portfolio that were experiencing stress, but that were continuing to perform at least in accordance with payments. They may be in some kind of default, nonpayment type default, but... So we tackled those this quarter and we got those behind us, and we took some marks—in some cases with very large charge-offs—but it frees us up now to bring that to a conclusion in the next quarter.

Color on what they are: I wouldn’t say there is a particular area of focus. It’s just kind of a general weakness generally throughout that category and fortunately most of it is performing very well and is in good shape. But we have identified what we think are the areas of greatest concern and have proactively gone forward and addressed them this quarter.

Mac Hodgson:
Okay. So it sounds like, and I think you said the end migration in the commercial real estate segment and the potential problems has slowed, but you just decided to take a more aggressive stance with problems that are already identified?

Dennis S. Hudson II:
That’s precisely correct. And as a result of that, there was a significant inflow of nonperforming loans this quarter, and of course, they flow out of what was our internally identified cited and classified and alike. So when I was talking about some stability, I’m talking about the cited and classified. We saw some migration from that into non-performers this quarter that was significant.

O.	Jean Strickland: It might help to explain that we have an annual review process under which, at a minimum, credits are reviewed annually in the commercial real estate portfolio; and as a result of getting updated financial information, although the loans were performing, we identified the stress with each borrower and so we dealt with it very aggressively.

Dennis S. Hudson II:	Right.
Mac Hodgson:
Okay great. Just one last question, while you still have an obviously elevated level of NPAs, you mentioned potentially getting to a high watermark here, and I know you’ve raised capital as well. With that in mind, what’s the Company’s willingness and ability to do an assisted transaction in the near-term?

Dennis S. Hudson II:
Well, that’s something we’ll look at very carefully. It’s a challenge for us in many ways, but all I can say is it’s something that we look at very carefully. I guess it’s suffice to say that it’s important and imperative for us to get behind us some of these issues that we have been working on getting behind us for a long period of time here. Over the last year, in particular, it has been very, very brutal for us and for our shareholders, but we are gaining on it. We are beginning to see some light at the end of the tunnel, I would say, at this point. And because we can see that, we think it is imperative for us to get this behind us sooner, rather than later, because you are absolutely right, the opportunities out ahead of us are significant, particularly with regard to assisted transactions; and if we can take advantage of those...having ourselves in a stronger position to take advantage of those is going to serve all shareholders very well as we look out over the next six months.

Mac Hodgson:	And given the kind of agreement you all are in with the regulators, is there an understanding that you’d be able to bid on a transaction?
Dennis S. Hudson II:
Well, we think under certain circumstances that could happen; and under other circumstances, that would be very difficult. But suffice it to say that as we continue to focus on the things we have been talking about on this call—all of which are designed to improve our performance out a quarter or so—it is important for us, and so that is what we are doing and we will continue to pursue that. So to answer your question, under certain circumstances, we probably could participate; and under others, we probably couldn’t.

Mac Hodgson:	Okay great. Appreciate it.
Dennis S. Hudson II:	Yep.
Operator:	Our next question comes from Dan Bandeye from Integrity Asset Management. Please go ahead.
Dan Bandeye:
Great. Thank you. Just really two follow-up questions or clarifications on a couple of your earlier answers.
One was on the deferred tax asset, the 17 million net. Now if I understand that right, is that 17 million net then included in your GAAP capital?

Dennis S. Hudson II:	Yes.
Dan Bandeye:	What about in your regulatory capital?
William R. Hahl:	We have another haircut on a regulatory basis. It’s more like about 14 million, I think.
Dennis S. Hudson II:
But we are... The fact that we did not book a tax benefit this quarter had no impact on our regular capital ratios because of that limitation. So we are... Under the regulatory capital limitations, we will continue to be limited in accounting as a deferred tax.

Dan Bandeye:
Right. Okay. And from a GAAP basis, I’m just curious on the conversations that you have had with your auditors and the justification to keep the 17—and again, and I think you had mentioned relative to some of the other folks who have ended up reversing all of their deferred tax assets, some on having quarters like yours and maybe been more aggressive having larger than expected losses resulting in auditors kind of forcing them to take a reserve against the whole asset. Just curious the conversations you are having there and the confidence that you have that the 17 million is justifiable.

William R. Hahl:
Well there is always a risk on a deferred tax asset. Its realize-ability is based on two things: 1) you can support it with future tax strategies—and that is what that 17 million is supported by—as long as those tax strategies can be executed in the carry-forward period of 20 years, that supports the realize-ability of those; or on 2) future earnings. The only thing I can say is, and not knowing the other folks and what happened, we have not placed reliance on, as I stated earlier, our future taxable earnings forecast to this point, because of the uncertain economic conditions that have been around. It appears to me that the difference between what we have done and what others have done in the past, anyways, is that they were supporting their DTAs, which is the second way you can support them, by forecasts of future taxable earnings;
and given the fact that they have had more weakness and losses, they no longer could rely on that for support, and that’s why they had to reverse theirs. It wasn’t...they weren’t supporting theirs based on tax planning strategies.

Dan Bandeye:	And can you give just a flavor for the type of strategies you are talking about?
William R. Hahl:	Well it’s as simple our investment portfolio has...
Dennis S. Hudson II:	...Unrealized gains, that would be one strategy. And we have a number of others, but that would be a good example.
William R. Hahl:	..or built in gains in assets that we have basically.
Dennis S. Hudson II:	Right.
Dan Bandeye:
Okay. And then I also just wanted to make sure I understood when you were talking with I think Joe from
Sandler about the provision going forward. I think you had mentioned talking about that some of the range is going to depend on how successful you are with some of the dispositions of assets going forward in the next quarter. If you’re more successful, do I understand correctly that the provision would be higher?

Dennis S. Hudson II:	Yes, I think that...
William R. Hahl:	Yeah, that would be the higher end of the range.
Dennis S. Hudson II:	Yeah, that would take us to the higher end of the discussion, the color we gave.
Dan Bandeye:	And I’m not trying to put a forecast out there...
Dennis S. Hudson II:	Sure.
Dan Bandeye:
...but I’m just curious though, as you are looking at those assets that you are looking to dispose, if you could give us a feel for the marks that are... or the reserve that are already against them; and why you think then, if there would be say a charge-off relative to unwinding the asset or selling it or however you would dispose of it, why wouldn’t that asset be marked to that level today?

Dennis S. Hudson II:
That’s a difficult question to answer because the market for those assets is volatile and varies widely. So we carry our assets that are problems, at the very least, at a value that is supported by the cash flows associated with the asset, for example, or by other more subjective appraisal work that is done independent of us and reviewed by us by a professional in-house MIA appraiser who often takes marks against those appraisals—actually recently we haven’t, but let’s say over the last year, we have taken marks. So we try to come up with a reasonable basis that we can rely upon for valuing these assets, and it is resulting in a very substantial write-down in them. Our NPAs I think have an average mark taken overall, which is a big portfolio, of around 34-35 percent, maybe a little higher than that right now. But specific assets in that portfolio, some of them could be marked down much more substantially than that. The question you ask is how do you reconcile that with the “market” for external loan sale? Well, it is not a very efficient market.
Assets that we marketed two quarters ago and got ridiculous prices for, maybe the same assets are remarketed today and we get what we think is an acceptable price; so it is really hard to kind of judge where that number is.

Dan Bandeye:
Well could you maybe give just some flavor on the loan sales that you talked about for this quarter, the
$20-25 million where you took the $13-15 million in charge-offs, and just how the valuation was so disparate on that; and then maybe compare those assets to the ones that you are seeking to dispose of going forward?

Dennis S. Hudson II:
Yeah, those were the aggregate write-downs on those assets that we sold, but it is impossible to answer that question. I will tell you I am aware of an asset we are selling today that we are going to book a gain on because we have written it down further than we are going to sell it for in the fourth quarter. It’s not a big number, by the way, but a pretty decent gain. And on another, they are all over the board. That’s all I can tell you. One of the assets we sold last quarter, a substantial part of that $25 million was probably a very significant write-down, but it was a very unusual asset. I just can’t go into all the details. If I spent an hour with you though, you’d kind of see it and understand it.

Dan Bandeye:
I guess ultimately what I’m trying to get to is how do we as investors get a sense of confidence that what you are marked at is some type of conservative or appropriate level; and that should you be more successful, as you say, in terms of moving some of these out, that the success doesn’t necessarily always equal pain?

Dennis S. Hudson II:
I think to answer that question is that under accounting rules and under regulatory rules, there are pretty straightforward processes that we follow to support the carrying value of the assets that we hold; and there is great scrutiny on the part of us internally, first of all, over that work, and our external accountants as well, who review our work and are called upon to challenge us if they believe we do not have adequate support for our carrying value. The problem is we are in a volatile environment, that is the market for these assets—these are whole loan assets, everyone of them unique in the CRE portfolio, if you can appreciate that—even the residential assets are somewhat unique—so there is no market out there for those assets that you could rely upon in terms of value. So all we can do is the best job we can, and we have ample support.
I will tell you that for...in terms of confidence for why we came up with values of particular assets, we follow all of the impairment rules under FAS 114 that require us to do that. We follow GAAP and have great confidence in that we are carrying assets at what we believe are proper GAAP values.

Dan Bandeye:	That’s great. I appreciate that color. Thanks, guys.
Dennis S. Hudson II:	Yep.
Operator:	Our next question comes from Jim Aga from Millennium Partners. Please go ahead.
Jim Aga:	Hi, guys. Good morning.
Dennis S. Hudson II:	Morning.
Jim Aga:
Thanks for taking the questions. Mac was asking you about your ability or your inability to do assisted transactions; and, Denny, I think you said under certain circumstances you believe you still would be able
to. What does that mean? Does certain circumstances mean with respect to certain institutions or what are you alluding to there?

Dennis S. Hudson II:
Well it could be that or it could be the condition of the institution. It could... It has to do with a myriad of things, the size versus our size. It also could have to do with the nature of the acquisition, anything from whole bank to deposit only, so it just depends. And I’m just getting way too speculative to wade into this discussion.

Jim Aga:
Okay. Let me ask about what Chris Marinac was alluding to and that was your noninterest expense and how much it has been impacted by OREO and other types of asset workout costs. What do you guys estimate—and you specifically mention some of those expenses in the quarter—but what do you estimate the core run rate of expenses to be once you work through the OREO?

William R. Hahl:	Well, I think that the slide that we did post, Slide 6, that was the intent was to work it down to...about $16.3 million a quarter is the run rate.
Jim Aga:	Controllable, okay.
William R. Hahl:	Well, you would have to add back the FDIC expense. That’s going to probably be elevated, so it’s about $17.3 million a quarter. I put the FDIC expense in there because it was jumping around so much.
Jim Aga:	Okay. So wait, 17...
William R. Hahl:	So it’s about 17.4.
Jim Aga:	Versus 20.5 reported right?
William R. Hahl:	Right.
Jim Aga:	Okay. So it’s about 3 million lower.
William R. Hahl:	Right.
Jim Aga:	Okay. So you’re... In the verbiage in your text, you say, “Income before taxes and the provision for loan losses for the third quarter of ‘09 totaled approximately $4.6 million” right?
William R. Hahl:	Right.
Jim Aga:	So $4.6 million and then you add back $3 million gets you to $7.6 and maybe we can take away the million dollars of securities gains.
William R. Hahl:	Right.
Jim Aga:	Right?
William R. Hahl:	Uh-huh.
Jim Aga:	Okay. So you’re at about sort of a $6 million core quarterly run rate for pretax, pre-provision.
William R. Hahl:	Right.
Jim Aga:
Okay, when we get through. Okay fine. So that’s good. So it looks cheap on that. Let me ask about... I think the gentlemen before me, his questions are regarding how much of a loss do you guys expect to take on your ballooning portfolio of non-performers, and that’s what I’m trying to sort of ascertain as well. When a couple of the analysts... Excuse me one second...A couple of the analysts that follow the stock have estimated certain losses over the cycle, for not just Seacoast but a number of other banks, right, and the numbers that
I’ve seen are around 250 million. If you take a look at what you’ve charged off, including this quarter’s high level of charge-offs, you’re at about 180 million accumulative, since the beginning of 2008, which suggests you are around 70% through and you are one of the higher percentages.

Dennis S. Hudson II:	Okay.
Jim Aga:	So that would leave about 80 million left of over the cycle losses with your portfolio, right? And if you just married that up to your 153 million of nonaccruals...
Dennis S. Hudson II:	Yeah.
Jim Aga:	...that would suggest that you have a fair amount of cushion against that $153 million portfolio.
Dennis S. Hudson II:	Okay.
Jim Aga:	What do you guys think the inherent losses are in that portfolio?
Dennis S. Hudson II:	Gee, I don’t know, a lot less than that I would say.
William R. Hahl:	Yeah, and...
Jim Aga:	Well, you said you’ve already marked it down, right, 35% on average, right, so the gross...
Dennis S. Hudson II:	Yeah.
Jim Aga:	...the amount of those NPAs is 35% higher, right?
Dennis S. Hudson II:	Yep.
Jim Aga:	Is that for the current as well as the non-current?
Dennis S. Hudson II:	Yes. In those two categories, yes, it would include both.
Jim Aga:	Okay.
Dennis S. Hudson II:	Right.
Jim Aga:	Okay. So the gross number is more like ...it’s 200...about 220 million, right?
Dennis S. Hudson II:	Okay, I’m... I don’t have my calculator, but, yeah, okay, got it.
Jim Aga:	Okay. And if you add an extra... If you had 80 million of further sort of like burning through credit, that would be a 40% loss on those outstanding balances, which seems high.
Dennis S. Hudson II:	Yeah, it does. It does to me too.
Jim Aga:	So when you guys raise capital, I’m going to tie that back to the recent capital raise and not just for the public, but for CapGen as well.
Dennis S. Hudson II:	Right.
Jim Aga:	When you guys raise capital, you came out with your own sort of stress test analysis, right?
Dennis S. Hudson II:	Yeah.
Jim Aga:
Is there something that’s changed over the last 60 or 90 days—I can’t even remember when the deal was—but is there something that’s changed with respect to the loan quality or your view of the market and/or realization rates and values which...

Dennis S. Hudson II:	And the answer...
Jim Aga:	...that makes you less comfortable with the top end of those loss estimates?
Dennis S. Hudson II:	No, nothing has changed in any of that that you described. The only thing that has changed is we’ve accelerated our effort.

H.	Russell Holland III: The top end was always perceived by us to be a very stressed scenario, which we still do not expect to achieve.

Dennis S. Hudson II:	Right.
Jim Aga:	Which you still do not expect to achieve.

H.	Russell Holland III: Correct.

Dennis S. Hudson II:	Correct.
Jim Aga:	...even with these accelerated efforts?

H.	Russell Holland III: Correct.

Dennis S. Hudson II:	Right.
Jim Aga:	And what was the number that you guys used for your top end? I can’t go back and get to it now because...

H.	Russell Holland III: It was $167 million of additional from that point, which is a quarter old now.

Jim Aga:	167 million, but that would’ve meant... what?	Is that Bill speaking?
Dennis S. Hudson II:	No, that was going forward.

H.	Russell Holland III: Going forward from March...

Dennis S. Hudson II:	That wasn’t the cycle number, that was new losses.
William R. Hahl:	Cycle number was close to the 250...
Jim Aga:	So, yeah, exactly, so that would’ve been about 250 and when you started this whole ...when the cycle started, not you...when the cycle started, you were at 2 billion in loans, right?
Dennis S. Hudson II:	I think so.

H.	Russell Holland III: Yeah, that’s correct.

Jim Aga:	Around that, okay.	Good. Other than that, you guys did
a pretty good job growing deposits in the quarter. Is
there anything to suggest that...and you have cyclically
had, or seasonally had, down 3Q deposit growth?
Dennis S. Hudson II:	Right.
Jim Aga:	Is there any sort of tactics of strategies or promotions that led to the good account growth and the good deposit growth?
Dennis S. Hudson II:	Yes, that’s all... We don’t spend a lot of time talking about it because we have to spend a lot of time talking about the problems here.
Jim Aga:	Right.
Dennis S. Hudson II:
...But 50% of our energy, easily, is devoted to growing
the core deposit base, and it resulted...we have seen a
fairly massive turnaround in new households and in some
of the metrics associated with those new households over
the last 12 months; and that results from work, quite
frankly, that we started back in ‘07 to kind of
reenergize our entire retail system. We are now morphing
that success into small business, and we are focusing on
small business opportunities, cash rich small business
opportunities, which tend to not come with a lot of loan
opportunity. But in this environment, that’s where
we’re focused here in these markets, and that is just
gearing up right now. We see a continued momentum on
the retail deposit growth strategy, and plugging in some
improvement on the small business as we go forward over
the next year, so it has been a huge thing. It has also
been hidden, to some degree, by some deposit losses we
have had because the recession came a little later in
our Orlando region, and we saw some small business
balances climb pretty dramatically up there, and we had
a very high concentration of small business in that
market. That is now behind us, and we are now internally
seeing internal deposit rates really start to ratchet up
for the whole Company. We think that is going to be a
key positive thing as we go forward. As Bill said
earlier in his comments, we backed away in terms of mix
from CDs. We have been doing that for two years now,
but we are really continuing to back away from some of
the higher rate CDs and that sort of thing. Again, I’d
just remind you, we have essentially no brokered CDs or
any wholesale funding whatsoever.

Jim Aga:	And your loan to deposit ratio is down from roughly a hundred a year ago to...
Dennis S. Hudson II:	Like 80.

H.	Russell Holland III: 85.

Jim Aga:	Yeah, so you are ramping up liquidity, that’s good.
Dennis S. Hudson II:	Yeah.
Jim Aga:
One last question for you guys, it’s regarding the commentary on the early stage delinquencies. I think... I’m trying to find it here. I think you said it was down in all asset classes except for residential mortgage.

Dennis S. Hudson II:
That’s right, and that’s plain-vanilla, prime, fully underwritten, fully documented residential mortgage portfolio. And it was up, but it was up off an extraordinarily low number. I think it was 70 basis points
or...no...40 basis points last quarter, and it’s up now to 1.2 or 1.3%.

Jim Aga:	And is that primarily from unemployment just remaining high?
Dennis S. Hudson II:	No, I think we just had an extraordinarily low ratio last quarter. I think in the 1% range is not a bad number in this environment.
Jim Aga:	Do you have... I’m waiting on the call report, but do you have the dollar amount? Do you have the total dollar amount of 30 to 89-day past dues?
Dennis S. Hudson II:	Not in front of us, but you’ll see it momentarily when we get the call report filed.
Jim Aga:	That comes out when, you guys?
Dennis S. Hudson II:	Monday.
Jim Aga:	Monday, all right. Great. Thanks for your time.
Dennis S. Hudson II:	Thank you.
Jim Aga:	Thanks for your time. Have a good weekend.
Operator:	And our next question comes from Jefferson Harralson from KBW. Please go ahead.
Jefferson Harralson:	Hey, thanks, guys.
Dennis S. Hudson II:	Hey there.
Jefferson Harralson:
Wanted to just make sure I understand the regulatory DTA. Last quarter you had... I think you had $17 million
DTA and a $3 million allowance for $14 million net counting towards the regulatory ratios. How did those numbers change this quarter?

William R. Hahl:	Not at all. We didn’t do anything with that.
Dennis S. Hudson II:	All we did was add the tax benefit...
Jefferson Harralson:	Right.
Dennis S. Hudson II:	...the DTA, and then we added an equal amount, an exactly equal amount to the...
William R. Hahl:	Valuation allowance.
Dennis S. Hudson II:	...valuation allowance.
Jefferson Harralson:	Okay. So you have $14 million counting towards regulatory ratios now?
Dennis S. Hudson II:	Correct.
William R. Hahl:	Correct.
Jefferson Harralson:	Okay thanks. On the capital raise, was the “shoe” exercised on your recent capital raise?
Male Speaker:	Yes.
Jefferson Harralson:	Okay. Next question is: Do you... Is there any risk, do you think, to this fourth quarter investment at 2.25, given that the stock is down some from there?
Dennis S. Hudson II:	No.
Jefferson Harralson:	Okay. Does it change your strategy at all given the loss of a tax shield in that you are going to have—whatever model you had before—a lower trough tangible book value and a lower trough TCE ratio?
Dennis S. Hudson II:	We already took that into consideration when we looked forward at those ratios as we were considering the capital raise.
Jefferson Harralson:
All right, excellent. On the commercial, the performance commercial real estate that went into the NPAs, what’s the... is it debt service coverage, is it bad appraisals, or what’s the typical thing that is bringing performing loans into the NPAs?

Dennis S. Hudson II:	Debt service coverage...

O.	Jean Strickland: Right.

Dennis S. Hudson II: ...and appraisals.

O.	Jean Strickland: Right, not bad appraisals. It’s just values are going down and also companies are experiencing some deterioration in their financial performance; so as we get the current information, we’re addressing it.

Jefferson Harralson:	All right.	Being new NPAs, are these new commercial
real estate loans mark-to-market this quarter as they
went into NPA, or do you have to kind of wait on time or
appraisals to down-mark these to market?
Dennis S. Hudson II:	I don’t understand the question. New?
Jefferson Harralson:	Well the... From the transition of the performing CRE loans that were criticized last quarter and now they’re in NPA...
Dennis S. Hudson II:	Right.
Jefferson Harralson:	...how hard were they marked, if any?
Dennis S. Hudson II:
Some were marked substantially, I will tell you. It just
depends. I mean every one of them is unique and
different and it depends on all of those circumstances.
I would tell you, they were not necessarily placed in as
criticized assets last quarter. They may have been
criticized for a year, Jefferson, and we have just,
again, continued to monitor them and made a decision to
move a substantial number into the NPA category because
we think that’s where they may be headed.

Jefferson Harralson:	All right. On the transition from here to... you were saying that more TDRs were going to be created?
Dennis S. Hudson II:	Yep.
Jefferson Harralson:	That would not be from these loans because they are already in NPA; that would be from new nonperforming?

O.	Jean Strickland: Both.

Dennis S. Hudson II:	But mainly out of the NPAs. Again, we said these are performing loans.
Jefferson Harralson:	Yes.
Dennis S. Hudson II:
And so we placed them in nonaccrual for now and we’re going to pursue...we are in the middle of pursuing a variety of issues with some of these guys, and there may be some of those that flip out of NPAs into TDRs.

Jefferson Harralson:
Okay. And the most typical offer, I guess, you give these guys would be some extra maturity and a lower payment in exchange for some collateral; or in this case, do you think it’s just basically we are going to extend your maturity a little bit, we are going to lower your payment, and we are not going to ask for more collateral?

O.	Jean Strickland: Just a general strategy—Denny mentioned that a lot of these have some cash flow to work with—it’s matching up the cash flow with payment ability. The structures are all generally designed around that.

Jefferson Harralson:	Okay, and the very last one.	Of these loans that become
TDRs, they'll definitely be subject to the FAS 114, but
I think they're already subject now. Do you think they
are... Once they become TDRs and you change these terms,
should we expect more write-downs as these NPAs are
restructured?
Dennis S. Hudson II:
No. You’re right, they are currently subject to 114 and
so at the moment they become impaired—and they are
impaired now, even though they may be performing loans
technically—we perform an impairment work, and we have
taken some marks, and so generally speaking if they were
to move into TDR, they would not need additional marks,
generally speaking. Having said that, there may be
other smaller loans that we will move directly into TDA...

O.	Jean Strickland: TDR.

Dennis S. Hudson II: ...in TDR, and we might take some marks on those next.

O.	Jean Strickland: Right. Somebody who just is asking for some payment relief and all we have to do is reduce the rates on it, those might be performing loans that move into a TDR.

Dennis S. Hudson II:	TDR, right.
Jefferson Harralson:	Right. Hey, guys, thanks for taking the questions.
Dennis S. Hudson II:	Thank you, Jefferson.
Operator:	Moving along, we have Dave Bishop from Stifel Nicolaus. Please go ahead.
Dave Bishop:
Hey, thanks, Denny. Most of my questions have been answered, but in terms of the charge-offs this quarter, I think you mentioned $13 to 15 million from the loan sales there. Of the remainder, was the bulk of that related to the commercial real estate write-downs, or maybe you can sort of break out the remainder of the charge-offs this quarter?

Dennis S. Hudson II:	Yeah, I would say the bulk of it came from CRE, which shows you the seriousness with which we have attacked this problem.
Dave Bishop:
Gotcha. And just a follow-up in terms of that portfolio. I’m just looking at some of the schedules you provide there. On the loan detail schedules, looks like on the commercial side, the retail trade on the construction land development declined about $20-22 million or so with a like adjustment on the permanent commercial real estate. Did that just go permanent?

O.	Jean Strickland: Yes.

Dennis S. Hudson II: Generally speaking, yes. And our policy for moving it into permanent, Russ, is...

H.	Russell Holland III: The property needs to have obviously been completed and there are tenants in place to support an amortizing loan at the level we move into the permanent status.

Dennis S. Hudson II: So in other words, they don’t move out of construction into the CRE portfolio until they are supported with proper cash flow.

H.	Russell Holland III: ...From tenants in place.

Dennis S. Hudson II:	Right, with tenants in place. So we have some stress in that retail category for sure, but we are not seeing massive problems there at this point.
Dave Bishop:	Great. Thank you.
Operator:	And our next question comes from Ken Paglisi from Sandler O’Neill. Please go ahead.
Ken Paglisi:	Morning, guys.
Dennis S. Hudson II:	Ken Paglisi.
Ken Paglisi:	Yeah, close.
Dennis S. Hudson II:	Right.
Ken Paglisi:
Most of my questions have already been answered, but I just have two others. The margin improved by 9 basis points during the quarter, but I assume you had some significant interest accrual reversals given that you moved a lot of loans into nonaccrual, and I’m wondering how much those reversals might have impacted the margin.

Dennis S. Hudson II:	We actually didn’t because they were current.
Ken Paglisi:	Okay.
Dennis S. Hudson II:	...A substantial portion of the loans we moved in were current, so we didn’t have that problem.
William R. Hahl:	We had some, but it wasn’t as large as you might think, so there was some impact.
Ken Paglisi:	Okay.
Dennis S. Hudson II:	These are better loans that we are now starting to charge-off.
Ken Paglisi:	Right. The only other question I had is the reserve, how much of the current loan loss reserve are specific reserves?
Dennis S. Hudson II:	How much of the loan loss reserve are specific? We haven’t... Do we disclose that in the Q?
William R. Hahl:	No, not yet we haven’t, Ken.
Dennis S. Hudson II:	I don’t think that’s...
William R. Hahl:	That’ll be in the Q but...
Dennis S. Hudson II:	And I will tell you, it jumps around from quarter-to-quarter and this quarter...
William R. Hahl:	But generally speaking it’s...
Dennis S. Hudson II:	...it’s not been a huge number.
William R. Hahl:	Yeah, generally speaking, it’s disposal cost basically, about 10%.
Ken Paglisi:	Okay. So most of the reserve that you have there are...it’s for the whole loan portfolio rather than for specific NPAs?
Dennis S. Hudson II:	Correct. In this whole cycle—we didn’t have FAS 114 last time we went through this—the protocol is you charge down the balance to really what it’s worth the day you realize you got the problem.
Ken Paglisi:	Is that what regulators are saying, Denny? I’ve heard from a couple banks in Florida that the regulators encouraged them to just write-down loans if they’ve got specific reserves.
Dennis S. Hudson II:	Well, no, that’s not coming from regulators; that’s just coming from GAAP, and GAAP says...
William R. Hahl:	Well either way, I mean you could have a policy. You could put valuation allowances out. I mean there’s two ways of doing it.
Dennis S. Hudson II:	Well anyway.
William R. Hahl:	We chosen to do it by charge down...
Dennis S. Hudson II:	Right.
Ken Paglisi:	All right.
William R. Hahl:	...and tax deduction as well.
Ken Paglisi:	Okay, that’s all I had. I mean just to reconfirm, CapGen doesn’t have any escape hatches given that the stock’s got to move up 50% just to be even?
Dennis S. Hudson II:	Right. No, they don’t. There are no contingencies. If you go read the stock purchase agreement that we just filed, there are no contingencies and not even a material adverse addendum clause.
Ken Paglisi:	Okay, thanks guys.
Dennis S. Hudson II:	The whole objective that they had was to participate in the offering, and that’s when they made their purchase decision and that’s the price they will pay.
Ken Paglisi:	Okay, thank you.
Operator:	And our next question comes from Michael Rose from Raymond James. Please go ahead.
Michael Rose:	Hey, good morning, guys.
Dennis S. Hudson II:	Good morning.
Michael Rose:
Just going back to the FDIC-assisted transaction discussion, let’s just say there was an institution that was roughly your size. Do you think you a) would have the interest in taking something that large on; and b) if so, do you think you have enough capital at this point or would you have to raise more? And what role potentially would CapGen play in that?

Dennis S. Hudson II:
I really think we are getting way too speculative and there are some of those animals floating around out there, and I’m hesitant to really dive into this... into the pool at this point because I just don’t want to... I just think we’re getting way too speculative. We are really don’t want to talk about those kinds of things.
Generally speaking, something that large would potentially require some capital–and we made clear during the offering that CapGen’s appetite is larger than their current investment, but I know there are lots of other folks that participated in the offering on the public side that have an increased appetite if it’s for a good reason. If we had some reason to do something like that, we’d be talking to a lot of people about that. But there are no present plans. There are no present deals on the table and we have no intention of taking any further dilution. I guess that’s all I’ll say about that. We just don’t have anything currently to talk about; and if we had to issue capital, it would be for a good reason. And for God’s sakes, I would hope it wouldn’t be at these price levels.

Michael Rose:
Fair enough. And just going back onto the loan sale question earlier, how do you think that’s going to play out over the next quarter or two, particularly as the pace of bank failures starts to ramp up and there’s more distressed properties and inventory hitting the market? Any color there would be helpful.

Dennis S. Hudson II:
Well now you have hit on why we have been so relentless in our focus on liquidating over the last year, year and a half. We believe that the level of assets being marketed are going to increase substantially as we close in on the final stages of this cycle, and that’s probably not a good thing. We already have evidence of assets we sold six or seven months ago that are clearly not worth what we sold them for six or seven months ago. Having said that, certain parts of the asset sales market seem to be improving. For example, the residential part is. Residential homes have improved considerably over the last six months and so we are on top of that. We understand what those markets look like. They are very volatile and they will remain volatile. And yes, we think the level of inventory is going—or available assets are going—to increase and the marks are going to get potentially bigger. Russ, you do that all day long.

H.	Russell Holland III: Yeah, the only other comment I have is there is still a lot of liquidity in the loan purchase market, especially on the residential side, and the product is still not at the level that’s satisfying all of the demand, especially for fully underwritten first mortgage product like we have.

Michael Rose:	Okay. So what gives you confidence that you have taken
the appropriate marks on the property that you are
holding current if that’s going to play out?
Dennis S. Hudson II:	Well, we sort of talked about that a couple of times on the call. All I can say is we have done the best job we can, and the only thing we are certain of is it’s probably not right.
Michael Rose:	Fair enough. I appreciate the color, guys.
Dennis S. Hudson II:	...But we have done the best job we can, and we think it’s probably in the ballpark.
Michael Rose:	Fair enough, I appreciate the color.
Dennis S. Hudson II:	Yeah, thanks.
Operator:	And we have a question from Charles Helton from.... He’s a private investor. Please go ahead.
Charles Helton:	Hello.
Dennis S. Hudson II:	Hello.
Charles Helton:
I’ve been an investor in your stock through my stock
company USEA for some time. Number one, on the sale of
the private August 19th, the $29 million of shares of
stock, why didn’t you put out any notice to the private
investors that I could buy more shares in that offering?

Dennis S. Hudson II:
Well, I appreciate the comment. We filed... We are
required to file all of that stuff publicly, and it’s in
the public domain and so every private investor has the
opportunity to participate. I’m sorry you didn’t know
about it, but it’s probably a good thing because you
ought to be buying it today.

Charles Helton:	Okay. So do you... Does your Company have a... Since I hold the stock in street name only...
Dennis S. Hudson II:	Yeah.
Charles Helton:	...in the future, how can I find out? I have to go to the computer all the time to find out anything that happens with your Company, like new stock offerings?
Dennis S. Hudson II:	Yeah, I’m afraid that’s basically right. But pick up the phone and call me if you have a question, I’d be glad to talk with you.
Charles Helton:	Okay.
Dennis S. Hudson II:	Thanks, and I really mean it. It was actually a good thing that you missed it because you can buy the shares today for less than we sold them for in the offering.
Charles Helton:	Right. Right. That’s true. That’s true.
Dennis S. Hudson II:	Yeah, okay.
Charles Helton:	My final question is... Hello.
Dennis S. Hudson II:	Yeah.
Charles Helton:
One more fast question. Is it too early to ask at what
probable date you may resume paying dividends? I know
it’s contingent upon the earnings, and then you have the
$50 million that you obtained from the U.S. Treasury,
which I believe you informed the public that you were
prevented from paying any dividends...

Dennis S. Hudson II:
Right. Well you answered the question. When we return
to some profitability, we’ll be able to turn some of
that stuff back on. I would say the soonest we would do
that would probably be late next year or something like
that, but we’ll have to see. It’s not around the corner,
but it’s in sight; that’s all I would say. I appreciate
your questions, and I really mean it. Please feel free
to give me a call any time if you have some thoughts.

Charles Helton:	Okay. Thank you very much.
Dennis S. Hudson II:	You’re welcome.
Operator:	At this time, I show no questions.
Dennis S. Hudson II:	Well thank you very much for your attendance today. We appreciate your support and we look forward to talking with you in January.
Operator:	Thank you, ladies and gentlemen. This concludes today’s conference. Thank you for participating. You may all disconnect.

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Please Note: Proper names/organizations spelling not verified.